Filed Pursuant to Rule 424(b)(3)
SEC File #333-271357

1st FRANKLIN FINANCIAL CORPORATION

SENIOR DEMAND NOTES

PERIODS OF SEPTEMBER 14, 2023, THRU SEPTEMBER 20, 2023
AND
SEPTEMBER 21, 2023, THRU SEPTEMBER 27, 2023

Period of September 14, 2023 Thru September 20, 2023

Daily Balance	$1 to $2,499	$2,500 to $9,999	$10,000 to $49,999	$50,000 to $99,999	$100,000 & over
Effective Yield (a)	1.51%	1.51%	1.77%	2.02%	2.02%
Interest Rate	1.50%	1.50%	1.75%	2.00%	2.00%

Period of September 21, 2023 Thru September 27, 2023

Daily Balance	$1 to $2,499	$2,500 to $9,999	$10,000 to $49,999	$50,000 to $99,999	$100,000 & over
Effective Yield (a)	1.51%	1.51%	1.77%	2.02%	2.02%
Interest Rate	1.50%	1.50%	1.75%	2.00%	2.00%

(a)	Compounded daily based on 365/366 day year.

This is not an offer to sell, or the solicitation of an offer to purchase these securities in any jurisdiction where such offer or solicitation is unlawful.  Any offer or sale will be made only by a prospectus, which is available by visiting us at 135 East Tugalo Street, Toccoa, Georgia, by writing us at P.O. Box 880, Toccoa, Georgia 30577 or by calling us at (706) 886-7571 or (800) 282-0709 (toll-free).

1st Franklin Financial Corporation (“1FFC”) is not a bank.  All investments offered by 1FFC are not bank deposits or obligations, are not insured by the FDIC or any other Federal or State governmental agency and are not guaranteed by a depository institution.  All investment products are subject to loss.  Please see the Terms & Conditions of your Investment with us and our periodic filings with the Securities and Exchange Commission for further information.

Prospectus Supplement Dated September 14, 2023